Exhibit 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is made and entered into this 12th day of September , 2012, with an effective date of August 31st, 2012 (“Effective Date”), by and among Innovaro, Inc., a Delaware corporation, Innovaro Europe, Ltd. (Collectively “Seller”), and IP Technology Exchange, Inc., a Florida corporation (“Purchaser”).

WHEREAS, Seller desires to sell, and Purchaser desires to purchase, certain assets of the Divisions and to assume certain liabilities of the business of the Divisions; and

NOW, THEREFORE, in consideration of the mutual promises, covenants, and agreements the parties agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

1.01 Assets to be Purchased. On the Closing Date (as such term is defined in Article X), Seller shall sell, assign, transfer and deliver to Purchaser, free and clear of all liens and debt, and Purchaser shall purchase, accept and acquire from Seller, all of Seller’s right, title and interest in and to the following assets owned by Seller as they relate to Pharmalicensing, Global Licensing, Pharma Transfer and Knowledge Express ( Collectively “Divisions”), other than the Excluded Assets (as defined in Section 1.02) (collectively, “Asset(s)”), Seller states that no financing statement under the UCC or similar law naming the Seller as Debtor has been filed nor is Seller bound by any agreement or arrangement authorizing any party to file same

(a)	all Computer software (including object and source code, in machine readable and listing form) and all documentation (including system and software documentation, documentation made available to customers, and training materials), flowcharts, source code notes, software tools, compilers, test routines, and other information and materials, in whatever form, related thereto; and all revisions, release levels, and versions thereof including, but not limited to, those listed on Schedule 1.01(a) (collectively, the “Software”), relating to the Assets of the operation of the business of the Divisions of the Divisions being acquired.

(b)	all names relating to the Assets of the operation of the business of the Divisions of the Divisions being acquired( including but not limited to “Knowledge Express Data Systems”, Pharmalicensing, Medical Device Licensing, Tekscout , PL Intelligence, Pharma Transfer, Biopharma Reports Store ,and Global Technology Licensing), all telephone and data communication line numbers and addresses, patents, patent applications, inventions, marks, formulas (patented and unpatented), symbols, trade names, trademarks, service marks, trade secrets, domain name registrations, websites, technical know-how, developments, customer lists, methods, operations, copyrights, copyright applications, logos, franchises, process instructions, permits, licenses and sublicenses (and agreements in respect thereof or applications therefore), patent, trademark and copyright prosecution histories, laboratory notebooks and all other proprietary rights, documents, information and records including, but not limited to, all filings, registrations or issuances of any of the foregoing with or by any federal, state, local or foreign regulatory, administrative or governmental office or offices, and all federal, state and common law rights protecting such in the United States of America and throughout the world including, but not limited to, those listed on Schedule 1.01(b) (collectively, the “Proprietary Rights”);

(c)	all books and records relating to the Assets of the operation of the business of the Divisions, including, but not limited to, purchasing and sales records, engineering records, accounting records, computer programs, customer and vendor lists, marketing materials and records, and such other records as Purchaser may require in its conduct of the business of the Divisions subsequent to the Closing, Schedule 1.01 (c) (collectively, the “Books and Records”);

(d)	all other property, assets and rights, tangible or intangible, receivables, customer deposits owned by Seller relating to the operation of the business of the Divisions, including, but not limited to, such other property, assets and rights listed on Schedule 1.01(d) (collectively, “Other Assets”), including without limitation all Contracts and Permits (written or oral) including those listed on Schedule 2.07), relating to the Assets and of the operation of the business of the business of the Divisions being acquired.

1.02 Exclusions from Sale. Notwithstanding anything contained in Section 1.01 to the contrary, the following assets shall be excluded from the sale contemplated by this Agreement, collectively, “Excluded Assets”):

(a)	Minute Books. The company minute books and membership records of the Seller (provided Purchaser shall be entitled to copies thereto), if any;

(b)	Tax Records. The books of account and other records which are required by law to be kept in Seller’s possession, including but not limited to tax returns (provided Purchaser shall be entitled to copies thereto);

(c)	Claims; Refunds. All claims, deposits, refunds (including tax and insurance refunds), causes of action, rights of recovery, rights of set off and rights of recoupment in connection with the business of the Divisions as of, or prior to, the Closing Date, including all rights under any property casualty, workers’ compensation, or other insurance policy or related insurance services contract, except to the extent the same is for payment of a liability for which Purchaser becomes obligated to pay (by contract, operation of law or otherwise).

1.03 Method of Conveyance and Transfer. The conveyance, transfer and delivery of the Assets will be effected by, bills of sale, endorsements, assignments, assumptions and other instruments of transfer, all in such form as Purchaser reasonably requests, vesting in Purchaser good and marketable title to the Assets, free and clear of all liens (as such term is hereinafter defined in Section 2.05 other than Permitted Liens).

1.04 Purchase Price. The purchase price (the “Purchase Price”) for the Assets is (a) Two Million Dollars ($2,000,000), which Six Hundred Thousand Dollars ($600,000) shall be payable at Closing in immediately available funds (without adjustment) by certified check or wire transfer as requested by Purchaser, and (b) credit of Seventy Thousand Three Hundred Thirty Three and 33/100 Dollars ($70,330.33) for the assumption of certain liabilities in the Assumed Liabilities (as defined in Section 5.01) and the balance of One Million Three Hundred Twenty Nine Thousand Six Hundred Sixty Nine and 70/100 Dollars ($1,329,669.70) to be paid as follows:

Quarterly principal payments of One Hundred Thousand Dollars ($100,000) plus interest commencing November 30th, 2012 and paid each quarter thereafter, with interest at the rate of five percent per year. On or before September 1, 2014 the principal balance and accrued interest shall be due and payable. If the entire balance is paid off on or before May 1st, 2013, the Purchaser shall receive a credit of One Hundred Twenty Five Thousand Dollars ($125,000.00) against the purchase price. A payment shall be timely if made within 15 days of due date. Purchaser shall be in default under this Agreement if it fails to make any payment when due and fails to make such payment within 15 days after written demand by Seller

1.05 Payments at Closing. Purchaser shall pay the sum of six hundred thousand ($600,000) Dollars as partial payment of the Purchase Price.

1.06 Allocation of Purchase Price. Purchaser and Seller covenant and agree with each other that the Purchase Price shall be allocated among the Assets in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

1.07 Transfer Taxes. All applicable sales and transfer taxes, if any, arising by reason of the transfer of the Assets under this Agreement will be borne by Seller.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser all of the following, each of which is material to and is being relied upon by Purchaser.

2.01 Organization, Standing and Authority of Seller.

(a)	Innovaro is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Innovaro Europe, Ltd, is a company duly organized, validly existing and in good standing under the laws of England. Seller has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Seller has all requisite power and authority to own, lease, hold and operate its assets and properties and to conduct its business of the Divisions as and where owned, leased, held, operated or conducted, and to hold all franchises, licenses and permits necessary and required therefor, which franchises, licenses and permits are listed on Schedule 2.01(a).

(b)	The execution and delivery of this Agreement by Seller and the performance by Seller of the transactions contemplated herein have been duly authorized by all necessary company action on the part of Seller. No further company action on the part of Seller is or will be necessary to make this Agreement valid and binding on Seller and enforceable against Seller in accordance with its terms. This Agreement and all documents required to be executed and delivered by Seller hereunder constitute legal, valid and binding obligations of Seller enforceable against Seller in accordance with their terms. Seller’s execution, delivery and performance of this Agreement and such documents, and the consummation of the transactions contemplated herein and therein, do not and will not:

(i)	with the passage of time, the giving of notice or otherwise, result in a violation or breach of any provision of or constitute a default under the Articles of Incorporation of Seller or any resolution of the Shareholders of Seller;

(ii)	subject to any third party consents required with respect to Contracts (as otherwise described in this Agreement), conflict with, violate or result in a breach of any provisions, constitute a default under any term or provision of, or give rise to a right of termination or acceleration under, any mortgage, indenture, loan agreement, security agreement, lease, license, deed of trust, order, arbitration award, order, judgment, decree, rule, regulation, law, contract, instrument or other agreement to which Seller is a party or by which Seller, or any of its businesses or assets are otherwise subject or bound;

(iii)	subject to any third party consents required with respect to Contracts (as otherwise described in this Agreement) result in the creation or imposition of any Lien upon the Assets; or

(iv)	subject to any third party consents required with respect to Contracts (as otherwise described in this Agreement) violate or conflict with any other restrictions of any kind or nature with respect to the Assets or to the operation of the business of the Divisions.

2.02 Absence of Certain Changes or Events. Except as set forth on Schedule 2.02, the Divisions have operated only in the ordinary course consistent with past practice and no material adverse change in the assets, liabilities, financial condition, results of operation, business of the Divisions or prospects of Seller has occurred with respect to the business of the Divisions. To Seller’s knowledge, there has not occurred any event or governmental regulation or order which could be reasonably anticipated to cause such a change, nor, to Seller’s knowledge, is the occurrence of any such event, regulation or order threatened.

2.03 Consents and Approvals. Except as listed on Schedule 2.03, no consent, approval or authorization of, or declaration, filing or registration with, any federal, state, local or other governmental or regulatory authority is required in connection with the execution and delivery by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby. Purchaser acknowledges that some or all of the Contracts (as defined in Section 2.07 require the consents of third parties thereto for the assignment of such Contracts. Set forth in Section 2.03 is a list of consents (the “Obtained Consents) which have been obtained as of the Closing Date. Seller makes no representation or warranty with respect to the assignment of any Contract for which an Obtained Consent has not been obtained.

2.04 Leased Real Property. Seller does not own, and has never owned, any real property or any interest in any real property, except for the leases set forth on Schedule 2.04 (the “Leased Real Property”). Except as set forth on Schedule 2.04, to Seller’s knowledge (a) there is no condemnation or eminent domain proceeding of any kind pending or, to the best knowledge of Seller, threatened against any of the Leased Real Property; (b) all leases regarding the Leased Real Property are in writing and are duly executed; (c) the leases listed in Schedule 2.05 constitute all of the lease arrangements, written or oral, that currently exist for the lease of any real property by Seller, whether as landlord or tenant; and (d) there is no default by Seller or, to Seller’s knowledge, any other party which affects any of the Leased Real Property.

2.05 Assets. Seller owns and possesses and will own and possess as of the Closing Date all right, title and interest to all of the Assets, and as of the Closing Date, the Assets shall be free and clear of any and all pledges, mortgages, liens, charges, encumbrances, security interests, claims, attachments, judgments, settlements, demands, conditional sales and/or other types of title retention arrangements, hypothecation, privileges, options, subordination(s) to any right or claim of any person(s) or entity(ies), or any restrictions including any restriction as to transfer or as to use or possession thereof whether perfected or otherwise (“Liens”) other than those which are to be paid and released at Closing. Seller has and will have as of the Closing Date full right, power and capacity to sell, convey, assign, transfer and deliver to Purchaser good and marketable title in and to the Assets, free and clear of all Liens. Except for the Excluded Assets, the Assets include all of the assets necessary to carry on the operations of the business of the Divisions as the same is presently conducted and has been conducted during the twelve (12) month period immediately preceding the Closing Date. Seller enjoys peaceful and quiet possession of the Assets.

2.06 Software and Proprietary Rights.

(a) Schedule 1.01(a) is a true, correct, and complete listing of the Software. Except as set forth in Schedule 2.06 (a) [attached hereto and made a part hereof, there are no material errors, malfunctions, and/or defects in the Software, and there are no uses of the Software or any portion thereof by any third party.

(b) Schedule 1.01(b) lists all Proprietary Rights owned by Seller and used in the operation of the business of the Divisions. Schedule 2.06(b) lists (i) all licenses and agreements under which Seller, with respect to the business of the Divisions, has given the right to use any of the Software and the Proprietary Rights and (ii) all licenses and agreements under which Seller has the right to use any third party’s similar type of property in connection with the business of the Divisions.

(c) No proceedings have been instituted or are pending or, to the best of Seller’s knowledge, threatened which challenge the validity of the ownership or use by Seller of the Proprietary Rights or any third party’s similar type of property.

(d) Seller has no knowledge of the infringing use or activity, including misappropriation, dilution, impairment, or actions which constitute unfair competition, with respect to any Software and Proprietary Rights or the infringement of any of such Software and Proprietary Rights by any other person, and Seller owns (or possesses adequate and enforceable licenses or other rights to use) all Software and Proprietary Rights now used in the operations of its business of the Divisions, and Seller has not received any notice of conflict with the asserted rights of others with respect to the Software and the Proprietary Rights.

(e) Seller is the sole and exclusive owner of all right, title and interest in and to, and has the right and authority to use, each of the Software and the Proprietary Rights in connection with the operations of the business of the Divisions in the manner presently conducted, and to convey such right, title, interest and authority free and clear of all Liens. Except as set forth on Schedule 2.06(e), there are no royalties, fees, or payments payable by or on behalf of Seller to any person or entity with respect to any Software or Proprietary Right.

(f) Seller has not, given any indemnification against, or has agreed to defend claims for, infringement with respect to the Software and Proprietary Rights.

2.07 Contracts and Leases. Schedule 2.07 sets forth a list of all licenses, contracts, agreements, documents and commitments (whether written or oral) (collectively, “Contracts”) relating to or in any way connected with Seller’s operation of the business of the Divisions, including, but not limited to, a list of all oral and/or written leases for real and/or personal property with respect to the same (“Leases”). All Contracts and Leases are valid, subsisting and enforceable in accordance with their terms (subject to bankruptcy, insolvency and similar laws, general principals of equity and other legal limitations on enforceability) with respect to Seller, and to Seller’s knowledge, with respect to any other party thereto and in full force and effect. Seller has provided to Purchaser a true and complete copy of all written Contracts and Leases and a true and a complete description of all oral Contracts and Leases, with all amendments and modifications thereto. Neither Seller nor, to Seller’s knowledge, any other party to any of the foregoing has violated or breached any provision of, nor is Seller or, to Seller’s knowledge, any other party in default (nor is any such default alleged to exist to Seller’s knowledge) in any respect under the terms of, any of the Contracts or Leases. There exists no event or condition which, with the giving of notice, the lapse of time, or both, would become a default by Seller (or with to Seller’s knowledge, any other party thereto) under any Contracts or Leases. Seller knows of no event, happening, set of circumstances, threat or fact which would lead it to believe that any party to Contracts or Leases will terminate its contractual relationship with Seller (provided however, with respect to Contracts and Leases for which Consents have not been obtained as of the Closing, Seller makes no representation as to whether such parties might not consent to the transactions contemplated hereby or terminate any contract as a result). Seller has not waived, or agreed to waive, any rights under any Contract or Lease.

2.08 Compliance with Laws, Permits and Licenses.

(a)	As of the Closing Date, Seller has complied with and is in compliance in all material respects with all federal, state, local and foreign laws, statutes, executive orders, licensing requirements, rules, regulations and judicial and/or administrative decisions and/or ordinances pertaining to the operation of the business of the Divisions, the products produced and sold by the business of the Divisions, the services which the business of the Divisions provides, and Assets owned and leased by Seller with regard to the operation of the business of the Divisions or any combination of such activities. Seller’s ownership and use of the Assets and the operations of the business of the Divisions comply with the rules, regulations, bylaws or similar requirements of any association to which Seller is required to belong by the terms of any Contract or Lease, if any. As of the Closing Date, Seller has no notice or knowledge of any violation of any law, statute, licensing requirement, rule, regulation, judicial and/or administrative decision and/or ordinance or of any pending or threatened investigation by any governmental body or agency with regard to the operations of the business of the Divisions.

(b)	Seller is: (a) duly licensed, with all requisite permits, licenses, approvals and other authorizations (collectively “Permits”) as required by any applicable federal, state, local and foreign law and as required from all persons or entities in connection with the ownership of the Assets and the operations of the business of the Divisions in each jurisdiction in which any Permits are required ; and (b) in compliance with all Permits. Permits are valid and in full force and effect, and all reports, informational returns and updates which Seller is required to file under any federal, state, local or foreign law, rule, regulation or order with regard thereto have been filed in a timely manner and all fees relating to the same have been paid. Seller has not breached any provision of, is not in default in any respect under the terms of and has not engaged in any activity which would cause revocation or suspension of, any Permits. No action, proceeding or investigation contemplating the revocation or suspension or revoking or suspending any such permit, license, approval or authorization is pending, or to the best of Seller’s knowledge, threatened or likely to be instituted and Seller has no knowledge of any reason why any Permit would not be renewed (other than the transfer of ownership of the Assets contemplated hereby). The transfer of the Assets as contemplated herein will not affect the validity or enforceability of such Permits. All Permits are listed on Schedule 1.01(d).

2.09 Litigation. Except as set forth on Schedule 2.09, there is no administrative, governmental or judicial (satisfied and/or unsatisfied) suit, claim, action, arbitration, proceeding or investigation (whether federal, state, local or foreign), pending or, to Seller’s knowledge, threatened, which relates to (or would reasonably be anticipated to relate to) or affect the Assets or the operations of the business of the Divisions, or against Seller, or otherwise involving Seller, nor any of the foregoing that has been concluded in the past three years. Seller is not bound by, subject to or in default under any order, judgment, award, writ, injunction or other ruling of any court, administrative or governmental authority. Schedule 2.09 indicates which of the matters listed on such Schedule are covered by valid insurance and the extent of such coverage.

2.10 Other Liabilities. Except as otherwise set forth in this Agreement or in any of the Schedules attached hereto, there are no liabilities, claims, lawsuits, events which the Seller could reasonably anticipate to be the basis of a claim or lawsuit, losses, damages, deficiencies, indebtedness, responsibilities or other obligations of any nature or kind whatsoever, whether known or unknown, fixed or unfixed, liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise and whether due or to become due in connection with the Assets or the business of the Divisions which will be binding upon the Purchaser.

2.11 Taxes.

(a)	Seller has: (i) timely filed, on or prior to the Closing Date, all Tax (as such term is defined in Section 5.02 (b)) returns, reports, schedules, documents and declarations required to be filed by any jurisdiction to which Seller is or has been subject; (ii) timely paid in full all Taxes (as such term is defined in Section 5.02(b)) due and required to be paid and all Taxes claimed to be due and required to be paid by each such jurisdiction including, without limitation, all Taxes payable to any jurisdiction by reason of the transfer of the Assets pursuant to this Agreement; and (iii) made timely withholdings and timely payments of any Taxes required to be deducted and withheld from the wages paid to employees of Seller or others on or prior to the Closing Date. All Tax returns, schedules and declarations filed by Seller correctly reflect, in all material respects, the matters required to be reported therein including, where appropriate, income, expenses, deductions, credits, loss carryovers and Taxes due, and such returns, schedules and declarations have not been amended except as set forth on Schedule 2.11(a). Seller has no knowledge that an audit of any of its Tax returns is in progress or has any reason to believe that any such audit is contemplated. There are no controversies or claims, pending or otherwise, that have been asserted against Seller or that Seller has a reasonable basis to anticipate will be asserted against it or which would result in liens or claims on any of the Assets or on Purchaser’s title to or use of the Assets, or that would result in any claim against Purchaser, with regard to Taxes. Seller has furnished to Purchaser complete and correct copies of all federal, state, local and foreign Tax returns filed for each of its fiscal years beginning after 2009.

(b)	Except as set forth on Schedule 2.11(b), the statute of limitations on the assessment and collection of Taxes has not been extended by agreement, waiver, operation or law or otherwise, and there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local, or foreign Tax return of Seller for any period.

2.12 Labor Relations; Employees.

(a)	Seller is in compliance in all material respects with each of its obligations under all applicable statutes, rules, regulations, executive orders, judgments, orders, decrees and agreements governing its employment practices and the employment relationships with its employees including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination and Employment Act, the Rehabilitation Act of 1973, the National Labor Relations Act, the Immigration Act of 1990, the Immigration Reform and Control Act of 1986, the Fair Labor Standards Act, the Occupational Safety and Health Act of 1970, the Hazard Communication Standards as promulgated by the Occupational Health and Safety Administration, each as amended, if applicable, and all other applicable federal, state and local statutes, laws (administrative and judicial), executive orders, rules and regulations relating to employment, the payment of minimum wages and overtime rates, and the withholding and payment of Taxes from compensation of employees of the business of the Divisions.

(b)	Seller has no collective bargaining relationships nor are any of Seller’s employees subject to any such relationships with any labor organization.

2.13 Insurance. Schedule 2.13 contains a correct and complete list of all insurance policies, binders, self-insurance authorizations and bonds in force in which Seller is named as an insured party or beneficiary, which covers the business of the Divisions and Assets of Seller, or for which Seller has paid any premiums. The name(s) of each insurer, insured party and beneficiary and the type and amount of coverage, deductible amounts, if any, as well as the expiration date(s) and the premium amount(s) of each such policy or bond are set forth on Schedule 2.13. All such policies and/or bonds are currently in full force and effect and Seller has not received any notice of cancellations with respect to any of the policies. All premiums due and payable on such policies and/or bonds have been paid. Seller is not a co-insurer under any term of any such insurance policy. Seller has not been refused any insurance by any insurance carrier to which it has applied for insurance during the last three (3) years.

2.14 Location of Assets. Schedule 2.14 sets forth a complete and correct list of all locations at which any of the Assets are situated together with a description of the Assets at such location.

2.15 Liabilities of Others. Except for instruments endorsed for collection in the ordinary course of business of the Divisions, Seller, with respect to the business of the Divisions, is not liable under or for, or a party to, or an endorser, guarantor, surety, co-signor, co maker or indemnitor of any contract, agreement, commitment or obligation of any other person, corporation or entity.

2.16 Brokerage.-Intentionally Left Blank

2.17 Satisfactory Relationships. Seller’s relationships with customers, vendors, suppliers, employees, governmental authorities, and others with whom Seller has dealings with regard to the business of the Divisions have been reasonably satisfactory to Seller (except for ordinary course exceptions) and have not suffered any material adverse deterioration since June 4th, 2012 Seller has no knowledge of any proposed or contemplated termination or other changes in such relationships (provided Seller makes no representations as to the impact of the consummation of the transactions contemplated hereby on any such relationship).

2.18 Representations and Warranties. Each of the representations and warranties of Seller set forth in this Article II shall be true and correct as of the Closing Date.

2.19 Survival. The representations and warranties set forth herein, and the corresponding indemnity provisions hereof, shall survive the Closing for a period of two years (2) years. Any representation or warranty made by any party hereto which is the subject of a written notice of claim made or dispute raised in good faith given by such party to the other party prior to the expiration of said survival period shall survive with respect to such claim or dispute until the final resolution thereof pursuant to the terms of this Agreement.

2.20 No Implied Representations. Except for Seller’s representations set forth in this Agreement and in the closing documents, Purchaser agrees, acknowledges and represents that Purchaser is entering into this Agreement and shall perform all of its obligations hereunder and consummate the transaction contemplated by this Agreement solely in reliance on and as a result of Purchaser’s own investigations and efforts (including its inspection of the Assets and the business of the Divisions and such other investigations, examinations and inspections as Purchaser has chosen to make or has made) and at Purchaser’s sole risk, cost and expense, including, without limitation, the risk that Purchaser’s inspection of the Property and such other investigations, examinations and inspections may not reveal any or all adverse or existing conditions, aspects or attributes of the Property. Purchaser acknowledges that Seller has afforded Purchaser the opportunity for full and complete investigation, examination and inspection of the Assets and the business of the Divisions. Purchaser acknowledges that this paragraph was a negotiated part of this Agreement and serves as an essential component of consideration for the same. Without limiting the generality of the foregoing, the parties specifically acknowledge that Purchaser has been given an opportunity to fully inspect the Assets and the business of the Divisions, and Contracts and Permits, and the Purchase Price has been negotiated to eliminate all claims, whether known or unknown, relating to the condition thereof and all aspects and attributes thereof, other than as contemplated in this Agreement. Consequently, upon consummation of the Closing, Purchaser shall be deemed, on behalf of itself and all those claiming by or through it, to have irrevocably and unconditionally released Seller from, and this clause shall be deemed to bar claims, whether or not presently known, which could be brought by Purchaser and all those claiming by or through Purchaser concerning the condition of the Assets, business of the Divisions, or Contracts as of Closing other than as contemplated in this Agreement and the Closing documents; provided, however, that the preceding release shall not be deemed to release Seller from any claims that Purchaser may heretofore or hereafter have resulting from a breach by Seller of it representations or covenants set forth in this Agreement or in the closing documents, subject, nevertheless, to the time limitations herein below for bringing a claim thereon.

EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH HEREIN AND IN THE CLOSING DOCUMENTS, PURCHASER ACKNOWLEDGES AND AGREES THAT IT WILL BE PURCHASING THE PROPERTY “AS IS” AND “WITH ALL FAULTS”, BASED UPON THE CONDITION OF THE ASSETS AS OF THE CLOSING DATE AND THAT, EXCEPT AS SET FORTH IN THIS AGREEMENT OR THE CLOSING DOCUMENTS, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF CONDITION, HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, IN RESPECT OF THE ASSETS

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller the following, each of which is material to and is being relied upon by Seller:

3.01 Organization, Good Standing and Authority of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement have been authorized by Purchaser, which authorization constitutes all necessary corporate action on the part of Purchaser to execute, deliver and perform this Agreement. This Agreement, and all documents required to be executed and delivered by Purchaser hereunder, constitute legal, valid and binding obligations of Purchaser enforceable in accordance with their terms.

3.02 No Conflict. Neither the execution and delivery of this Agreement nor the Purchaser’s performance of the transactions contemplated herein will (a) violate or conflict with any provisions of Purchaser’s Articles of Incorporation or Bylaws or any other agreement to which Purchaser is subject, or (b).is prohibited by or violates any law, rule or regulation, judgment, order, writ, injunction or decree which is binding upon the Purchaser.

3.03 Litigation. There are no actions, suits, proceedings or investigations of any kind pending or, to the knowledge of the Purchaser and its shareholders, threatened against the Purchaser or its shareholders before any court, tribunal or administrative agency or board which could reasonably be expected to materially and adversely affect the consummation of the transactions contemplated hereby.

3.04 Assumed Contracts. The Purchaser acknowledges that the Seller has provided the Purchaser with access to true and complete copies of all Contracts and Permits, and the Purchaser further acknowledges that it has reviewed the Contracts and Permits and is familiar with their terms.

3.05 Representations and Warranties. Each of the representations and warranties of Purchaser set forth in this Article III shall be true and correct as of the date this Agreement is signed and as of the Closing Date.

3.06 Survival. The representations and warranties set forth herein, and the corresponding indemnity provisions hereof, shall survive the Closing for a period of two (2) year. Any representation or warranty made by any party hereto which is the subject of a written notice of claim made or dispute raised in good faith given by such party to the other party prior to the expiration of said survival period shall survive with respect to such claim or dispute until the final resolution thereof pursuant to the terms of this Agreement.

ARTICLE IV

COVENANTS

4.01 Taxes.

(a) Seller shall: (a) timely file, on or after the Closing Date, all Tax returns, reports, schedules, documents and declarations required to be filed on or after the Closing Date for periods prior to the Closing Date;

(b) timely pay all Taxes due and all Taxes claimed to be due with respect to periods of operation of the business of the Divisions prior to the Closing Date; and (c) make timely withholdings and payments of the Taxes required to be deducted and withheld from the wages or other remuneration paid to employees of Seller or others, for periods prior to the Closing Date (any such taxes which seller is obligated to pay or discharge under this Section being the “Seller’s Tax Obligations”). As used herein “Tax” means income taxes (whether federal, state, local or foreign) or other taxes on or measured by income, gross receipts, profits or occupations, franchise taxes, excise taxes, employment taxes, unemployment taxes, payroll taxes, employee taxes, employer taxes, sales and use taxes, real property taxes, personal property taxes (including any liability for personal property taxes accruing, arising or in any way resulting from, or determined with respect to, or in any way relating to or referenced by, any period prior to the Closing Date, and any other tax or taxes imposed, whether or not assessed (or any penalties or assessments with respect to any Plan), by any federal, state, municipal, local or other governmental agency, foreign or domestic, including assessments in the nature of taxes, including interest and penalties on any of the foregoing, (collectively, “Tax” or “Taxes”) of Seller.

(c) Purchaser shall have the right to invoice Seller for any amounts as may be due from Seller to any taxing authority until such time as Seller either pays such amounts (and provides Purchaser with proof reasonably acceptable to Purchaser of the same) or provides Purchaser with proof reasonably acceptable to Purchaser that no such amounts are due. Seller shall take all actions, and cause its officers to execute and deliver promptly all documents and instruments, reasonably requested by Purchaser to timely obtain such proof of payment or that no amounts are due.

4.02 Consents. As of the Closing Date, Seller has obtained the Obtained Consents. Seller shall have no continuing obligation to obtain consents of third parties (with respect to Contracts, Permits or otherwise) after the Closing Date.

4.03 Further Assurances. After the Closing Date, if Purchaser considers or is advised that any further assignment, conveyance or other documents are necessary or desirable to vest, perfect, confirm or record in Purchaser title to any of the Assets or to aid in the prosecution, defense or enforcement of any rights arising from the transfer of the Assets to Purchaser, Seller shall cause its authorized officer to execute and deliver promptly to Purchaser any and all assignments, or other documents and do all things requested by Purchaser to vest, perfect or confirm title to the Assets in Purchaser or to convey such other rights as provided herein or to otherwise carry out the intent of this Agreement. Any such actions requested after the Closing Date shall beat the Purchaser’s expense and shall not require any significant time or effort on the part of Seller.

4.04 Employees. Seller shall not make any commitments to any of its employees with respect to the continued employment of such employees by Purchaser after the Closing Date. Purchaser does not by this Agreement or the transactions contemplated herein make any commitment or extend any offer to hire any employees of Seller. Purchaser may, in its sole discretion, engage the services of the Seller’s current or former employees.

4.05 Closing and Other Costs. Seller shall pay the following Closing and other costs: (a) the cost of discharging any monetary liens; (b) the cost of all assessments, transfer taxes, stamp taxes and conveyance fees. Each party shall pay its own legal and related expenses and Seller’s counsel shall be responsible for initial drafts of the documents relating to this transaction.

4.06 Good Faith Efforts. Each of the parties hereto agrees to use its diligent good faith efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

4.07 Access to Records. Following the Closing Date, Purchaser will allow Seller, during normal business of the Divisions hours, reasonable access to records, books and other data relating to the Assets acquired hereunder for legitimate business of the Divisions reasons, such as the preparation of Tax returns or the defense of litigation. Following the Closing Date, Seller will allow Purchaser, during normal business of the Divisions hours, reasonable access to records, books and other data of Seller to the extent that any of the foregoing relate to the Assets and/or to the operations of the business of the Divisions, for legitimate business of the Divisions reasons, such as the preparation of Tax returns or the defense of litigation. Copies of such records, books and other data may be made in accordance with the above at the cost of the requesting party. All such records, books and other data shall be maintained by the parties for a period of at least seven (7) years following the Closing Date, unless a longer period is required by applicable law.

4.08 Confidentiality. After the Closing Date, Seller and each Member shall keep confidential and shall not (and will cause all subsidiaries not to) disclose to any person, corporation or entity any information, documents and/or materials relating to the Assets, the business of the Divisions and/or the terms and conditions of this Agreement, except to the extent disclosure of any such information is required by law, authorized by Purchaser or reasonably occurs in connection with disputes over the terms of this Agreement.

4.09 Disclosure. Prior to the Closing Date, no party to this Agreement will issue any press release or make any other public disclosures concerning this transaction or the contents of this Agreement without the prior consent of the other party. The content of any such release or disclosure shall be mutually agreed upon between the parties. Following the Closing Date, neither Seller nor any Stockholder shall issue any press release or make any other public disclosure concerning this transaction or the contents of this Agreement without the prior written consent of Purchaser. Notwithstanding the above, nothing in this Section 4.09 will preclude any party from making any disclosures required by law or regulation or necessary and proper in conjunction with the filing of any tax return or other document required to be filed with any federal, state or local governmental body, authority or agency in which case the party making such determination will, if practicable under the circumstances, use reasonable efforts to allow the other party reasonable time to comment on such release or disclosure in advance of its issuance.

4.10 Use of Name. As soon as possible following the Closing, Seller shall take whatever actions that are proper and necessary to remove any of the above names (set forth in 1.01(b)) from its website or other material.

4.11 Post Closing Qualifying Agreement.

a. Purchaser acknowledges and agrees that Seller is currently negotiating with each of the third-parties set forth on Exhibit A (each a “Seller Customer”) to provide products and services in the Division (the “Seller Division Services”) to such Seller Customers. Purchaser further agrees that if Purchaser enters into an agreement with any Seller Customer after the Closing Date that Seller should retain some benefit. Therefore, in the event that Purchaser, or any of its affiliates, enters into an agreement with any Seller Customer (such agreement, along with any amendments or renewals thereto or thereof being a “Qualifying Agreement”) during the period (i) beginning on the Closing Date and ending on the six month anniversary thereof, Seller shall be entitled to 40% of all gross revenues earned by Purchaser under such Qualifying Agreement, and (ii) after the end of the six month anniversary of the Closing Date and on or prior to the 12 month anniversary of the Closing Date, Seller shall be entitled to 20% of all gross revenues earned by Purchaser under such Qualifying Agreement; provided, however, with respect to any Qualifying Agreement entered into with Plant Advanced Technologies and/or Estee Lauder, during the period beginning on the Closing Date and ending ninety days thereafter, Seller shall be entitled to 80% of all gross revenues earned by Purchaser under such Qualifying Agreement, and (y) more than ninety days from the Closing Date, Seller shall be entitled to receive gross revenues in accordance with subsections (i) and (ii) of this Section 4.11.

b. No later than fifteen calendar days following the end of each calendar quarter, Purchaser shall prepare and deliver to Seller a written statement (a “Calculation Statement”) containing Purchaser’s calculation of amounts due to Seller under this Section 4.11 with respect to such calendar quarter along with a check in an amount equal to the amount set forth on such Calculation Statement.

c. Purchaser shall maintain complete and accurate records regarding all Qualifying Agreements, and shall retain such records for a period of at least two years. During such period, all such records shall be made available for inspection and copying by Seller (or Seller’s designee) at Seller’s expense during normal business hours upon at least five business day’s prior notice to Purchaser. Seller may cause such records of Purchaser to be audited at Seller’s expense upon reasonable notice. If any inspection or audit reveals a deficiency in the amounts paid to Seller under this Section 4.11 for any period under audit (an “Audit Deficiency”), Purchaser shall pay such Audit Deficiency within five business days of Seller’s notice to Purchaser of the Audit Deficiency. If the Audit Deficiency is five percent (5%) or more of the aggregate amount paid to Seller for such audit period, Purchaser shall also reimburse Seller for all costs and expenses incurred by Seller in connection with such audit.

ARTICLE V

LIABILITIES AND OBLIGATIONS

5.01 Assumed Liabilities. Except for the Assumed Liabilities (hereinafter defined), this Agreement is intended as and shall be deemed to be an agreement for the purchase and sale of the Assets, and none of the provisions of this Agreement shall be deemed to create any liability or obligation of Purchaser to any person or entity that is not a party to this Agreement, whether under a third-party beneficiary theory, successor liability theory, or otherwise. Purchaser shall , as a result of the consummation of this Agreement, assume, discharge, or become liable for the following liabilities, obligations, debts, contracts, or other commitments of Seller, whether fixed, accrued, contingent, or otherwise (the “Assumed Liabilities”):

(a) (i) all trade payables and similar obligations and liabilities of the Seller listed on Schedule 5.01(a), (ii) trade payables and other payables (including note payments) incurred by Seller in the ordinary course of business of the Divisions prior to the Closing Date which remain outstanding as of the Closing Date in an amount not to exceed $10,000;

(b) all obligations and liabilities under Contracts and Permits and other agreements of the Seller which relate to the business of the Divisions as shown in Schedule 2.07, whether such obligations arose prior to, at or after the Closing Date) (and without limiting the foregoing this shall include performance of contractual obligations which have been prepaid on a subscription basis, including all, warranties, guarantees and other obligations to customers of the business of the Divisions); unless the same would constitute a breach of Seller’s representations or warranties hereunder;

(c) all accrued vacation pay of employees of the business of the Divisions (whether or not such employees are hired by Purchaser) as of the Closing Date as specified in Schedule 5.01(c);

(d) all obligations and liabilities with respect to the Lease as set out on Schedule 2.04;

(e) all obligations or liabilities relating to the Assets(including without limitation the condition,

performance or use prior) thereof (unless such obligations also create a breach under a representation or warranty of Seller hereunder);

(f) Taxes (as defined in Section 5.02) which relate in any way to the receivables included in the assets purchased hereunder (the “Assumed Receivables”) or other Assumed Liabilities; and

(g) all obligations and liabilities relating to the business of the Divisions purchased by the Purchaser (unless resulting from an act of Seller subsequent to the Closing Date) arising after, accruing after, or resulting from, any event, condition or circumstance whatsoever occurring on or after the Closing Date.

5.02 Retained Liabilities and Obligations. Seller shall retain, perform and discharge any and all of the following liabilities and obligations related to the Assets, to the business of the Divisions and/or to Seller (the “Retained Liabilities”):, and Seller will satisfy each of the following liabilities or obligations as it becomes due, including, but not limited to:

(a) any liability, obligation or expense of Seller arising out of or incidental to the consummation of the transactions contemplated in this Agreement;

(b) any liability for income taxes (whether federal, state, local or foreign) or other taxes on or measured by income, gross receipts, profits or occupations, franchise taxes, excise taxes, employment taxes, unemployment taxes, payroll taxes, employee taxes, employer taxes, sales and use taxes, real property taxes, personal property taxes (including any liability for personal property taxes accruing, arising or in any way resulting from, or determined with respect to, or in any way relating to or referenced by, any period prior to the Closing Date, including but not limited to, taxes arising as a result of the transfer of the Assets or otherwise by virtue of the consummation of the transactions contemplated in this Agreement, and any other tax or taxes imposed which relate to periods prior to the Closing Date, whether or not assessed (or any penalties or assessments with respect to any Plan), by any federal, state, municipal, local or other governmental agency, foreign or domestic, including assessments in the nature of taxes, including interest and penalties on any of the foregoing, (collectively, “Tax” or “Taxes”) of Seller except Taxes relating to the Assumed Receivables;

(c) any liability or obligation with respect to any claim, action, suit or demand against Seller or any legal, administrative or other proceeding or judgment against Seller with respect to any act or omission where the initial event or events giving rise to the same occurred on or prior to the Closing Date, other than (i) accrued vacation pay for employees of Seller, (ii) obligations to perform tinder Contracts and Permits, (iii) obligations or liabilities relating to the Assets (including without limitation the condition, performance or use prior) thereof (unless such obligations also create a breach under a representation or warranty of Seller hereunder) and other Assumed Liabilities;

(d) any indebtedness to any bank(s), financial institution(s) or other parties with respect to the borrowing of money by the Seller;

(e) any liability or obligation to employees resulting from death, injury or loss suffered or incurred in the course of employment or resulting from any act or omission where the initial event or events giving rise to such liability or obligation occurred on or prior to the Closing Date; and

(f) any liability or obligation to employees arising out of their dismissal from service other than accrued vacation pay and payment of wages and withholding through the date of termination.

ARTICLE VI

CLOSING DELIVERIES OF PURCHASER

6.01 Closing Deliveries. At the Closing, Seller shall deliver the following to Purchaser:

(a) Transfer Documents. A Bill of Sale Assignment and Assumption Agreement.

(b) Resolutions. copies, certified by the board of directors of Seller, authorizing the execution, delivery and performance of this Agreement and all other agreements, documents and instruments relating hereto and the consummation of the transactions contemplated in this Agreement, which certification shall recite that such resolutions have not been subsequently amended, modified or rescinded and are in full force and effect.

(c) Termination Statements. Termination Statements and/or such other instruments executed by all appropriate third parties, demonstrating that the Assets are free and clear of all Liens.

(d) Certificate of Good Standing. Seller shall obtain and provide a certificate of good standing in the State of Delaware and England.

(e) Consents. The Obtained Consents.

ARTICLE VII

CLOSING DELIVERIES OF SELLER

7.01 Closing Deliveries. at the Closing, Seller shall deliver the following to Purchaser:

(a) Payments. Purchaser shall deliver the Purchase Price.

(b) Conveyance Documents. a counter-executed copy of the Bill of Sale Assignment and Assumption.

(c) Resolutions. Purchaser shall provide copies, certified by the Secretary or Assistant Secretary of Purchaser, of resolutions of Purchaser’s board of directors authorizing the execution, delivery and performance of this Agreement and all other agreements, documents and instruments relating hereto and the consummation of the transactions contemplated in this Agreement, which certification shall recite that such resolutions have not been subsequently amended, modified or rescinded and are in full force and effect.

ARTICLE VIII

INDEMNIFICATION

8.01 Seller’s Indemnification. Seller , agrees to indemnify, defend and hold Purchaser, its directors, officers, employees, subsidiaries and affiliates, and the successors and assigns of any of the foregoing (“Purchaser’s Indemnities”) harmless from and against any and all claims, liabilities, obligations, demands, orders, damages, losses, costs, expenses (including reasonable attorneys’ fees and expenses), fines, penalties, judgments and amounts paid in settlement imposed on, asserted against or incurred by Purchaser’s Indemnities (collectively, “Purchaser’s Loss(es)”) in an amount not to exceed the amounts paid towards the Purchase Price, and within two years of the closing date,and which arise out of, in connection with, result from or are incident to any of the following:

(a)	any misrepresentation or breach of any representation, warranty, covenant, obligation or agreement of Seller or any Stockholder in this Agreement or in any Schedule, document or agreement furnished or to be furnished by Seller under this Agreement;

(b)	any claims, demands, suits, investigations, proceedings or actions by any third party containing or relating to allegations that, if true, would constitute a breach of, or misstatement in, any one of the representations and warranties contained in Article II;

(c)	any Retained Liabilities;

(d)	any and all claims, liabilities, obligations, demands, orders, damages, losses, costs, expenses(including, without limitation, attorneys’ and consultants’ fees and expenses), fines, penalties, judgments and amounts paid in settlement, and all costs and expenses for any removal, remediation, or investigative action arising out of or attributable to (i) Seller’s or its predecessors’ release, threat of release, generation, treatment, transport, recycling or storage of any Hazardous Substance or Hazardous Waste or arising out of or attributable to Seller’s or its predecessors’ arrangements for any of the foregoing, or (ii) Seller’s or its predecessor’s use, maintenance, ownership or operation of the Assets, the business of the Divisions and/or its operations, including but not limited to, any and all liabilities related to any violations of any Environmental Law, such as CERCLA, RCRA and TSCA, as now in effect or as may be amended, modified, enacted, adopted or otherwise become applicable.

8.02 Purchaser’s Indemnification. Purchaser agrees to indemnify, defend and hold Seller, its directors, officers, employees, subsidiaries and affiliates, and the successors and assigns of any of the foregoing

(“Seller’s Indemnities”) harmless from and against any and all claims, liabilities, obligations, demands, damages, losses, costs, expenses (including reasonable attorneys’ fees and expenses), fines, penalties, judgments and amounts paid in settlement, imposed on, asserted against or incurred by Seller’s Indemnities and which arise out of, in connection with, result from or are incident to any of the following:

(a)	any misrepresentation or breach of any representation, warranty, covenant, obligation or agreement of Purchaser in this Agreement or in any document or agreement furnished or to be furnished by Purchaser under this Agreement; and

(b)	any Assumed Liabilities

8.03 Amount of Indemnified Claims. Certain Agreements Relating to Claims. The parties shall use reasonable efforts to collect the proceeds of any insurance which would have the effect of reducing an indemnified loss (a “Loss”) under this Article and, if indemnification payments shall have been received prior to the collection of such proceeds, shall remit to the indemnifying party the amount of such proceeds (net of the cost of collection thereof) to the extent of indemnification payments received in respect of such Loss. To the extent any Loss of an indemnified party is reduced by receipt of payment (i) under insurance policies which are not subject to retroactive adjustment or other reimbursement to the insurer in respect of such payment, or (ii) from third parties not affiliated with the indemnified party, such payments (net of the expenses of the recovery thereof) shall be credited against such Loss. The indemnifying party shall be subrogated to the indemnified party’s rights of recovery to the extent of any Loss satisfied by the indemnifying party. The indemnified party shall execute and deliver such instruments and papers as are necessary to assign such rights and assist in the exercise thereof. Notwithstanding anything to the contrary herein, in no event shall an indemnifying party be responsible for Losses under any provision of this Agreement in excess of the indemnified party’s direct, out-of-pocket damages without regard to damages based upon enterprise value or multiples thereof, or any other consequential damages of any kind.

8.04 Claims for Indemnification. Any party seeking indemnification under the provisions of this Agreement, within ninety (90) days of the time it discovers that it has a claim against another party (a “Personal Claim”) or promptly upon receipt of written notice of any claim or the service of a summons or other initial legal process upon it in any action instituted against it which relates to this Agreement (a “Third-Party Claim”), shall give written notice of such claim, or the commencement of such action, to the party from whom indemnification will be sought hereunder. Notwithstanding the foregoing, in the event of any failure or delay by Purchaser to give the notice set forth above, Seller’s Indeninitees’ obligations hereunder shall be voided only to the extent Seller’s Indemnitees have been materially prejudiced by such failure or delay.

(a) Third Party Claim. In the event of a Third-Party Claim, the party seeking indemnification (“Tendering Party”) shall tender the defense of such Third Party Claim to the party from whom indemnification is sought (“Non-Tendering Party”). The Non-Tendering Party shall, within ten (10) days of the receipt thereof, inform the Tendering Party in writing that the Non-Tendering Party will either:

(i) Accept the Tender of the Defense Without a Reservation of Rights. If the Non-Tendering Party agrees that the Third Party Claim is a claim for which indemnification is provided for pursuant to the terms of this Agreement (“Proper Claim”), the Non-Tendering Party shall accept the tender of the defense without a reservation of rights. In such an event the NonTendering Party shall control all aspects of the defense of such Third Party Claim and shall indemnify the Tendering Party in accordance with this Article VIII.

(ii) Accept the Tender of the Defense With a Reservation of Rights. If the Non-Tendering Party questions whether the Third Party Claim is a Proper Claim, the Non-Tendering Party may accept the tender of the defense with a reservation of rights. In such an event, the Non-Tendering Party shall submit such Third Party Claim to arbitration immediately in order determine whether it is a Proper Claim. While the arbitration is pending, the Non-Tendering Party shall control all aspects of the defense of such Third Party Claim. If the decision of the arbitrator(s) is that it is:

(A)	a Proper Claim, and the Third Party Claim is still pending, the Non-Tendering Party shall continue the defense of such Third Party Claim and shall defend, indemnify and hold the Tendering Party harmless in accordance with this Article VIII;

(B)	a Proper Claim, but the Third Party Claim has already been concluded, the Non-Tendering Party shall indemnify and hold the Tendering Party harmless in accordance with this Article VIII;

(C)	a claim for which indemnification is not provided for pursuant to the terms of this Agreement (“Improper Claim”), and the Third Party Claim is still pending, the Non-Tendering Party shall return all aspects of the defense of such Third Party Claim immediately to the Tendering Party. In such an event, the Tendering Party shall assume the control of all aspects of the defense of such Third Party Claim immediately and shall reimburse the Non-Tendering Party for all costs and expenses (including, but not limited to, reasonable attorneys fees) incurred by the NonTendering Party in the defense of such Third Party Claim; or

(D)	An Improper Claim, but the Third Party Claim has already been concluded, the Tendering Party shall reimburse the Non-Tendering Party for all costs and expenses (including, but not limited to reasonable attorneys fees) incurred by the NonTendering Party in the defense of such Third Party Claim and shall reimburse the Non-Tendering Party for all amounts paid by the Non-Tendering Party for judgments or settlements relating to such Third Party Claim.

(iii) Reject the Tender of the Defense. If the Non-Tendering Party decides that the Third Party Claim is an Improper Claim, the Non-Tendering Party shall reject the tender of the defense. In such an event, the Non-Tendering Party shall submit such Third Party Claim to arbitration immediately in order determine whether it is a Proper Claim. While the arbitration is pending, the Tendering Party shall control all aspects of the defense of such Third Party Claim. If the decision of the arbitrator(s) is that it is:

(A)	A Proper Claim, and the Third Party Claim is still pending, the Tendering Party shall transfer the control of all aspects of the defense of such Third Party Claim to the Non-Tendering Party. The Non-Tendering Party shall assume the defense of such Third Party Claim immediately and shall reimburse the Tendering Party for all costs and expenses (including, but not limited to, reasonable attorneys fees) incurred by the Tendering Party in the defense of such Third Party Claim and shall defend, indemnify and hold the Tendering Party harmless in accordance with this Article VIII;

(B)	Proper Claim, but the Third Party Claim has already been concluded, the Non-Tendering Party shall indemnify and hold the Tendering Party harmless in accordance with this Article VIII;

(C)	An Improper Claim, and the Third Party Claim is still pending, the Tendering Party shall continue to control all aspects of the defense of such Third Party Claim; or

(D)	An Improper Claim, but the Third Party Claim has already been concluded, the Tendering Party shall bear all Losses incurred by the Tendering Party relating to such Third Party Claim.

(b)

Personal Claim. In the event of a Personal Claim, the party from whom indemnification is sought (“Indemnifying Party”) shall, within thirty (30) days of the receipt of the claim for indemnification, send written notice to the party seeking indemnification (“Indemnified Party”) indicating whether the claim is disputed. If the claim is disputed, the Indemnifying Party shall submit the matter to arbitration in order to determine if it is a Proper Claim and, if it is a Proper Claim, to determine the amount of such claim. To the extent that the arbitrator(s) rules that a Personal Claim is a Proper Claim and/or to the extent that a Personal Claim is not disputed, the Indemnifying Party shall promptly indemnify the Indemnified Party in accordance with this Article VIII.

8.05 Arbitration Procedure. Any arbitration conducted pursuant to this Article VIII shall be conducted in the State of Florida, by an arbitrator acceptable to both Seller and Purchaser, or in the event Seller and Purchaser cannot agree on a single arbitrator within ten (10) days of any such written demand, by three arbitrators, one of whom shall be appointed by Seller, one of whom shall be appointed by Purchaser and the third of whom shall be appointed by the first two arbitrators. If either party fails to appoint an arbitrator within ten (10) days of the written demand for arbitration identified above, which failure is not cured within five (5) days of such party’s receipt of written notice from the other party describing such failure and requesting the appointment of an arbitrator, then the arbitrator appointed by the other party shall arbitrate any such disagreements in accordance with this Section 8.04. Except as to the selection of arbitrators as set forth herein, the arbitration proceedings shall be conducted promptly and expeditiously pursuant to the rules of the American Arbitration Association. The decision of the arbitrator(s) shall be final, conclusive and binding upon Seller and Purchaser. Seller and Purchaser shall share equally the expenses of a single arbitrator and the arbitration, or in the event the parties cannot agree upon a single arbitrator, each party shall bear the expenses of its arbitrator and shall share equally with the other the expenses of a third arbitrator and the arbitration. If a party is required to submit a matter to arbitration pursuant to Section 8.03, and such party fails or refuses to so within ten (10) days, the other party may submit the matter to arbitration. In any matter which is submitted to arbitration pursuant to this Article VIII, the party seeking indemnification shall bear the burden of proof. The prevailing party shall be entitled to receive from the indemnifying party all sums due under the indemnification provisions, if any, plus all costs and reasonable attorneys’ fees incurred by the prevailing party relating to the arbitration.

8.06 Limitations on Claims. No indemnified party hereunder shall be entitled to indemnification for any Losses pursuant to this Article unless the amount of such indemnified party’s Losses shall individually or in the aggregate exceed a minimum amount of $10,000.

ARTICLE IX –Intentionally Left Blank.

ARTICLE X

CLOSING

The closing of the purchase and sale of the Assets and the other transactions contemplated pursuant to this Agreement (the “Closing”) shall take place as of the Effective Date of this Agreement by the parties, (the “Closing Date”), by facsimile, mail, and electronic mail or at such other place or in such other manner as may be mutually agreed upon by the parties. The parties will in good faith use all reasonable efforts to achieve the Closing.

ARTICLE XI

BULK SALES

Waiver of Bulk-Sales Law Compliance. The Purchaser hereby waives compliance by the Seller with any applicable bulk-sales laws.

ARTICLE XII

EXPENSES

Purchaser and Seller will bear their own respective expenses, including, without limitation, counsel and accountants’ fees, in connection with the preparation and negotiation of, and transactions contemplated under, this Agreement.

ARTICLE XIII

MISCELLANEOUS

14.01 Notices. Any notices, requests, claims, demands, instructions and other communications to be given hereunder to either party shall be in writing and delivered in person, sent by certified mail, postage prepaid, return receipt requested, or by facsimile transmission with a confirmed telephonic transmission answer back, to the following addresses (or at such other address or number as is given in writing by other party to the other pursuant hereto):

If to Seller
Innovaro, Inc.
2109 East Palm Ave
Tampa Florida 33605

with a copy to:	Sam Reiber
2109 East Palm Avenue
Tampa, FL 33605

and with an additional copy to:	Robert Warchola
Shumaker, Loop & Kendrick, LLP
101 E. Kennedy Blvd., Suite 2800
Tampa, FL 33602

If to Purchaser:	IP Technology Exchange, Inc.
Keith Witter
8009 34th Avenue South, Ste 350
Bloomington, MN 55425

with a copy to:

14.02 Amendments. This Agreement may be amended only upon the mutual written consent of the parties hereto.

14.03 Duplicates, Originals Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

14.04 Entire Agreement. This Agreement, including the Schedules and Exhibits hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties. There are no representations, warranties, undertakings or agreements between the parties with respect to the subject matter of this Agreement except as set forth herein.

14.05 Assignability. Either of the parties hereto may assign its rights, interests, obligations or liabilities under this Agreement or delegate its duties without the prior written consent of the other party.

14.06 Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

14.07 Governing Law. This Agreement shall be governed and construed in accordance with the internal laws of the State of Florida.

14.08 Remedies. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy will be cumulative and will be in addition to every remedy given under this Agreement or now or subsequently existing, at law or in equity, by statue or otherwise. The election of any one or more remedies by Purchaser or Seller will not constitute a waiver of the right to pursue other available remedies. Nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give any person, firm or corporation, other than the parties hereto, any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby

14.09 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. A facsimile or photocopy of a counterpart shall be considered the same as an original. This Agreement may be delivered by facsimile transmission.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first stated above.

SELLER:
Innovaro Inc., a Delaware Corporation

By:	/S/ Asa Lanum

Its:	Chief Executive Officer

SELLER:
Innovaro Europe, Ltd.

By:	/S/ Mark McBride

Its:	Managing Director

PURCHASER:
IP Technology Exchange, Inc.

By:	/S/ Keith Witter

Its:	President